EXHIBIT 107.1

Calculation of Filing Fee Table

Form S-8
(Form Type)

BancPlus Corporation
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	Rule 457(h)	500,000	$28.66	$14,330,446	0.0000927	$1,329.00
Total Offering Amount					$14,330,446		$1,329.00
Total Fee Offsets							$—
Net Fee Due							$1,329.00

(1)    This Registration Statement covers 500,000 shares of common stock, par value $1.00 per share (“Common Stock”), of BancPlus Corporation (“BancPlus” or the “Registrant”), that are available for issuance under the Amended and Restated BancPlus Corporation 2018 Long-Term Incentive Plan (the “Plan”).

(2)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement also includes an indeterminate number of shares of Common Stock that may be offered and sold as a result of future stock splits, stock dividends or similar transactions under the Plan.

(3)    Pursuant to Rule 457(h) under the Securities Act, the maximum offering price, per share and in the aggregate, was calculated upon the basis of the book value of the Common Stock as of December 31, 2021, the latest practicable date prior to the filing of this Registration Statement.